Changes in Registrants Certifying Accountant


On November 29, 2005, PricewaterhouseCoopers LLP (PwC) resigned as the Independent Registered Public Accounting Firm of Lebenthal Funds, Inc.
(the Funds). PwCs reports on the financial statements of the Funds for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and through November 29, 2005 there were no disagreements with PwC on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years; and there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Funds have requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not PwC agrees with the statements made in this Item. A copy of such letter dated January 9, 2006 is attached hereto as Sub-Item 77Q1 to this Form N-SAR.

The Funds have engaged Deloitte & Touche LLP as the Funds Independent Registered Public Accounting Firm.